Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-26997, 333-10703, 333-88591) pertaining to the Young Broadcasting Inc. 401(k) Plan of our report dated June 26, 2006, with respect to the financial statements and supplemental schedule of the Young Broadcasting Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, New York
June 26, 2006